UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file the script of the Telephone and Data Systems, Inc. (“TDS”) first quarter 2014 earnings conference call on May 2, 2014.

IMPORTANT INFORMATION:  TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2014 annual meeting of shareholders.  Information regarding TDS directors and executive officers and other participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise is set forth in TDS’s definitive proxy statement relating to its 2014 annual meeting, as filed with the Securities and Exchange Commission (“SEC”) on April 18, 2014.  The 2014 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov  or from TDS as provided on its website at www.teldta.com.  TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2014 ANNUAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

JANE

Thank you, _______. Good morning and thank you for joining us.  I want to make you all aware of the presentation we have prepared to accompany our comments this morning, which you can find on the Investor Relations sections of the TDS and U.S. Cellular websites. With me today and offering prepared comments are:

From TDS, Doug Shuma, Senior Vice President and Controller

From U.S. Cellular:

Ken Meyers, President and Chief Executive Officer,

Steve Campbell, Executive Vice President and Chief Financial Officer

From TDS Telecom:

Vicki Villacrez, VP - Finance & CFO

This call is being simultaneously webcast on the Investor Relations sections of the TDS and U.S. Cellular websites. Please see the websites for slides referred to on this call, including non-GAAP reconciliations.

The information set forth in the presentation and discussed during this call contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. Please review the Safe Harbor paragraphs in our release and the more extended version included in our SEC filings.

Shortly after we released our earnings and before the call, TDS and U.S. Cellular filed SEC Forms 8-K, including today’s press releases, as well as their SEC Forms 10-Q.

We invite you to join us or listen to the webcast of our Annual Meetings.  U.S. Cellular’s meeting is on May 20th and TDS’ is on May 22.   We also ask our shareholders to support our extremely qualified slate of director nominees at both TDS and U.S. Cellular.

Also keep in mind that TDS has an open door policy, so if you are in the Chicago area and would like to meet members of management, the Investor Relations team will try to accommodate you, calendars permitting.

Before we turn the call over to Ken Meyers, Doug Shuma will spend a few moments on the TDS Enterprise level.  Doug,

DOUG

Thanks, Jane.  Turning to slide 3,

TDS continued to execute on its share repurchase authorization purchasing nearly $4 million in shares this quarter.  Given we were in our earnings black-out until the end of February, this only represents about one month of active repurchase.  This is in addition to our nearly $15 million quarterly dividend.

As we have already announced, U.S. Cellular has sold over $400 million of non-strategic spectrum.  We have said that this represented about 75% of the licenses we identified as non-core that was related to our Divestiture markets.  Given the significant current valuation of spectrum, U.S. Cellular is continuing to evaluate additional spectrum outside of its operating footprint that it could possibly monetize.

We continue to move forward on the sale of non-core towers and hope to complete a sale this year.  As we have said, we want to complete this transaction before we would consider the sale of any core towers.

And now I will turn the call over to Ken Meyers.

KEN

Good morning.  I’d like to talk with you this morning about the progress we are making against the 2014 strategic priorities that we set forth on our last call.

As we’ve discussed and as shown on slide 6, driving subscriber growth is our top priority.   This is a function of both increasing gross adds and managing churn.

We are having real success attracting new customers to U.S. Cellular.  Core postpaid gross additions for the First Quarter increased 12% over last year despite a slow March.  Competitively, it was an intense quarter.  We ran some aggressive promotions, as you can see in our loss on equipment, but these results give us confidence that our device portfolio and service plans will enable us to compete in our footprint.   In fact at this time last year, without the introduction of the iPhone, our defections research told us that device selection was the 2nd most common reason given when customers left us.  With the iPhone, the percentage of customers citing device selection as the reason they left us has dropped 75%.

While the Sales team had success filling the top of the funnel, other parts of the organization were intensely focused on addressing churn and we are making progress.  Voluntary churn looks to have peaked in the 4th Quarter and Customer Service levels are now actually above the levels experienced before the billing conversion.  While billing concerns still remain with some customers, voluntary churn, while still above year ago levels, has dropped 17 basis points from the peak in the fourth quarter, and is expected to continue to improve.  As we discussed on the year-end call, involuntary churn -- customers we are shutting off for not paying their bills-- increased late in 2013 and early in 2014, but as Steve will discuss, has recently started to move back toward more normalized levels.  In the aftermath of the billing implementation, we had been extending payment terms to allow time for customers to clear up any questions about their bills, but are now starting to catch-up on the non-payers.  We believe that we have worked through the majority of the Collections backlog and have begun to see involuntary churn and thus total churn improve.   Improved churn combined with the success we are having attracting new customers, will allow us to stabilize and then grow our customer base again.

In addition to improved Customer Service levels, we have also made significant progress improving all operational aspects of the billing system though more work is still ongoing.  The key is making that work invisible to our customers.

As previously discussed and as shown on slide 7, our value proposition revolves around the network.  The quality of our network is core to our strategy and we are continuing to invest in rolling out 4G LTE to more and more of our network to allow us to deliver the data products and services, like shared data plans and connected devices that our customers want.  Notwithstanding our loss of customers over the recent quarters, the number of smartphone users on our networks has actually grown.  In fact on a year- over- year basis we have 16% more smartphone users as of March 31st.

Another facet of our strategy is to really leverage our local market presence and knowledge to create a differentiated experience for our customers.  We are working to make U.S. Cellular even more relevant to wireless consumers and businesses in Wisconsin, Iowa, Maine and Nebraska, for example.   One small manifestation of this is some new advertising that is customized market-by-market to drive our local network quality message.

We are confident that all of these components together – with the network at the core – will make the U.S. Cellular value proposition resonate with our current customers and be attractive to new customers.

Slide 8, in order to improve margins over time, we must turn around our subscriber results, but we must also drive additional revenue growth on top of that.  Adding the iPhone to our smartphone portfolio has accelerated smartphone penetration – now at 53%.  Our Shared Connect data plans are being well received by our customers and should allow us to capitalize on skyrocketing data consumption.  Connected devices provide an opportunity to increase data usage and thus revenue per account without significant subsidies.  All of these activities are translating into additional data usage and ARPU, with core postpaid ARPU up 6% over last year despite the recently volatile pricing environment.   We will continue to adjust to the pricing environment to ensure our customers get not only the best network experience in all of our markets but also receive a very competitive value.

And finally, slide 9, we will look to offset the increases in subsidy amounts caused by the costly 4G devices through programs such as recently introduced device installment plans.

All in all, we believe we have all the pieces in place to stabilize and then grow our customer base in 2014.   As expected, headwinds related to 4G smartphone subsidies including the full year impact of having the iPhone will impact profitability, part of that impact on free cash flow will be mitigated by lower capital spending as our build-out of 4G LTE nears completion.

Before I turn the call over to Steve, I’d like to share our current thinking on providing guidance for revenues and profitability for 2014.  We continue to navigate significant factors that have affected our ability to forecast with confidence, including the unprecedented number of pricing moves that have occurred so far this year.  Looking ahead, we continue to believe there is a high degree of uncertainty about future pricing moves.  Compounding that uncertainty is the elevated churn we are experiencing due to the billing system conversion.  This impacts our average subscriber totals, which has an impact on revenues over the course of the year.  We have aggressive plans to bring churn down, but cannot predict with accuracy how quickly we can achieve our desired results.  Therefore, while we are getting some additional clarity, we still do not have the level of confidence to publicly-disclose a reasonable range at this time, but as we continue to stabilize our customer base, we get closer to a point of being able to reinstitute our past practices.

And now I will turn the call over to Steve Campbell, Steve…

STEVE

Thank you Ken, and good morning everyone.

As stated in today’s press release, the year-to-year comparability of our first quarter financial statements is impacted by two significant transactions that occurred in 2013 – the deconsolidation of the NY 1 and 2 partnerships in April and the divestiture of the Chicago, St. Louis and other Midwestern markets in May.  Given the timing of those transactions, we will have one additional quarter – the second quarter of this year – for which there will be a lack of comparability.

To facilitate your understanding of our business performance, we’re including in today’s presentation comparative operating and financial results for the core markets where we’re now focused.  The majority of my comments will be related to these core market results.

SLIDE 10

Beginning with customer results, shown on slide 10…

Postpaid gross additions for the first quarter of 2014 were 197,000, an increase of 21,000 or 12%, compared to a year ago.  Postpaid churn for the quarter was 2.3%, up from 1.6% last year, resulting in a postpaid net loss of 93,000 customers for the quarter.  I’ll talk more about churn in a minute.

Prepaid net additions were 13,000, down from 31,000 last year.  The decline resulted from lower net additions in the national retail channel.

For retail customers in total, there was a net loss of 80,000 customers this year, compared to a net loss of 2,000 last year.

SLIDE 11

I want to say a few more words about postpaid churn.  Although it’s hard to see in the reported numbers, which show churn both sequentially and year-over-year, the fact is that we’re making good progress.  The chart on Slide 11 shows the trends in both voluntary churn and involuntary churn over the period beginning in January of last year through April 25th of this year.

As Ken said earlier, what we experienced in the first quarter was something of a shift from voluntary churn – customers leaving us on their own accord to involuntary churn – customers we are shutting off for not paying their bills.  As this chart shows, voluntary churn appears to have peaked in the fourth quarter and, although it is still higher than we want, it has trended lower since that time.

Involuntary churn, on the other hand, spiked up in the first couple months of the first quarter as we returned to enforcing our normal collections practices and began to catch-up on the non-payers.  However, just as with the voluntary churn, we believe that we have now worked through the majority of the collections backlog, and have begun to see involuntary churn steadily decline from its peak in February.

SLIDE 12

Slide 12 shows the trends in smartphone sales and penetration.

•         During the first quarter, we sold 467,000 smartphones, which represented 73% of total devices sold.  A year ago, smartphones were 62% of the total units sold.

•         We’re also seeing good progress in the adoption of 4G technology.  In the first quarter, 4G smartphones represented 85% of all smartphones sold, increasing the penetration of 4G LTE devices in our postpaid base to 45%.

•           Smartphones now represent 53% of our postpaid subscriber base, compared to 43% for the same period last year.

SLIDE 13

We expect that this higher smartphone penetration, when combined with our Shared Connect data plans, will allow us to capitalize on the continually skyrocketing data consumption.  The penetration on these plans is now 13%, up from 6% at year end, and we’re pleased with the results that we’re seeing with respect to the mix of shared data packages being selected by customers.

These activities are translating into increased ARPU.  As shown on slide 13, postpaid ARPU grew by 6% year-over-year to $57.59, despite the recently volatile pricing market.  Looking ahead, we believe that there is a high degree of uncertainty about future pricing moves.  As we’ve done so far this year, we’ll continue to adjust to the pricing environment to ensure that our customers get not only the best overall experience but also very competitive value.

SLIDE 14

Turning now to our financial performance…

Service revenues for the first quarter of 2014 were approximately $854 million, down $7 million or less than 1% from last year.

Both retail service and roaming revenues were relatively flat, whereas other revenues declined by approximately $5 million, reflecting lower ETC revenues due to the FCC’s phase-down of Universal Service Fund support.

In a recent announcement with importance for U.S. Cellular, the FCC indicated at its open meeting in April that it intends to delay the next step in the previously announced phase-down of USF support, which is scheduled for July 1 of this year, while it completes its

work on the Phase II mobility fund.   We don’t yet know any of the particulars of the FCC’s plans, so we can’t predict either how long the delay will last or how the FCC will structure and administer the mobility fund.

SLIDE 15

Slide 15 shows additional financial information for the core markets.

In summary, Adjusted income before income taxes for the first quarter of 2014 was $115 million, down $58 million or 34% from last year.

As I mentioned a minute ago, Service revenues decreased by about $7 million year-to-year.  The other major factor in the year-over-year change was Loss on equipment which at $198 million, increased $50 million or 33%.  LOE was driven by the continuing shift in mix to sales of smartphones overall and sales of higher cost 4G LTE devices and, of course, by industry competition.  As a result, the average loss per unit sold increased by 43% from $206 to $295.   We expect that equipment pricing will continue to be very aggressive across the industry in the coming months, and that our costs will be impacted by the continuing shift in mix to smartphones overall and 4G LTE devices.  However, we expect to offset the high subsidies through programs such as the device installment plans that we launched in early April.

SLIDE 16

Slide 16 shows Total Company financial performance on an “as reported” basis, and does not reflect the adjustments to the 2013 figures to give effect to the deconsolidation and divestiture transactions.

SLIDE 17

The first quarter’s operating income was impacted by certain costs and expenses related to the divestiture transaction.  As shown on slide 17, the impact was a reduction to income of $6 million, consisting largely of $13 million of accelerated depreciation, amortization and accretion related to network assets.  The period for recording accelerated depreciation, amortization and accretion ended during the first quarter, so this expense will not be recurring in the future.

SLIDE 18

Continuing on slide 18, net income attributable to U.S. Cellular shareholders totaled $19.5 million or $0.23 per diluted share, versus $4.9 million or $0.06 per share last year. The effective tax rate was 40.6% in the quarter, consistent with last year’s rate of 40.8%.

For the quarter, Cash Flow from Operating Activities was $64 million, down from $224 million last year.  This was affected by lower operating income, excluding the gains recognized on license sales and exchanges.  Cash used for additions to property, plant and equipment in the quarter was $109 million, reflecting significant expenditures related our 4G LTE network, as well as for additional billing system enhancements.  Free cash flow for the quarter was negative $46 million.

I want to make just a couple of additional comments about U.S. Cellular’s balance sheet and financial resources.  The balance sheet remains sound, and we have significant liquidity and financial flexibility, together with expected cash flow from operations and funds available under our revolving credit facility, to meet our financing needs.

Cash collections improved during the first quarter and customer accounts receivable are down nearly $80 million or 20% from the year-end level.  At March 31st, cash and short-term investments totaled $439 million, and we have about $280 million of unused borrowing capacity under our revolving credit agreement.

And now I will turn the call over to Vicki Villacrez, Vicki.

VICKI

Thanks, Steve.

On Slide 20, we continue to execute on our strategic priorities at TDS Telecom.  During the first quarter, we launched two new IPTV fiber markets bringing total TDS TV markets to 13 and enabling approximately 102,000 total service addresses, or roughly 14% of our total footprint.  The integration of Baja has been very productive. We continue to increase broadband penetration and identify synergy opportunities giving us confidence in our overall cable strategy. We are furthering this strategy by our acquisition of BendBroadband which we announced yesterday.  Our hosted and managed services (HMS) business has been combined under the OneNeck IT Solutions brand, and we have realigned our sales force and many other operational functions.

Slide 21

Yesterday’s announcement of our agreement to acquire substantially all of the assets of BendBroadband is another significant step in pursuing our cable growth strategy aimed at creating value for the long-term.  This strategy is a natural extension of our core Wireline business and builds on last year’s investment in Baja Broadband.  BendBroadband is a provider of connectivity solutions in Central Oregon with 2013 revenues of $70 million and over 79,000 homes and businesses passed, serving one of the most desirable and

vibrant regions in the U.S.   BendBroadband is a full-service communications company with strong market share and penetration rates that exceed industry averages.  BendBroadband has consistently invested in technology, with fully upgraded DOCSIS 3.0 plant and fiber connectivity, which it leverages to serve both residential and commercial customers.   Additionally, the acquisition includes a Tier III data center which will be operated by our OneNeck leadership team to further grow the sales pipeline and presence in the Western US, and allow us to leverage our reputation as a trusted advisor to businesses and our extensive commercial product portfolio.

We are purchasing substantially all of the assets of BendBroadband for $261 million in cash and believe we can create significant value from the transaction.

Slide 22, Similar to Baja, these markets have attractive demographics, above national average household growth forecasts, and strong economic development. We believe the markets served by BendBroadband will not face significant fiber competition and therefore we will have “the best pipe to the home” in these markets.  BendBroadband has higher penetration overall than Baja, yet we believe the high quality of the services provided will allow us to capture additional market share, especially for data.  Given the investment the company has made over the years, we see relatively low capital requirements.  And similar to Baja, we believe we can create meaningful synergies through marketing many of our current products sets, deploying existing platforms, tools and processes and leveraging centralized resources and vendor relationships.  We are excited about the opportunity to leverage BendBroadband’s talent and expertise to continue to expand and further build our cable operations.

We expect to close in the third quarter this year and will update guidance at that time

Before I cover results for the quarter, I wanted to call your attention to a change in revenue reporting in the Telecom financials.  We are now breaking out equipment sales and the related cost of goods sold for the consolidated Telecom statement and each segment.  Equipment revenues are significant in the HMS segment for which a large component of the business is the sales of technology solutions.  These sales can be uneven and have significantly lower margins.  Segregating equipment sales from services will provide better visibility into the ongoing HMS operations.  For the Wireline and Cable segments, equipment sales are primarily for managed IP equipment and are relatively small.

Moving to first quarter results on slide 23, we had a very solid quarter with:

1.       Excellent results from our Wireline cost control initiatives as expense reductions more than offset declines in wholesale and regulatory revenues,

2.       Cable operations continuing steady growth, and

3.       HMS producing  8% organic growth  in service revenues and equipment sales.

On a consolidated basis, Telecom revenues increased 21 percent driven from both the Baja cable acquisition and the MSN acquisition.  Adjusting for the impacts of these acquisitions, revenues were down 1% year over year as organic growth in our HMS business nearly offset the revenue declines in the Wireline operations.

Adjusted income before income taxes, which is essentially operating cash flow for Telecom, grew 26 percent year-over-year or $14.9M to $72.6M in the quarter, primarily driven by $9.5M of increased contribution from the Wireline operations and the $5.1M contribution from the Baja acquisition.  Without the effects of acquisitions, the business grew its adjusted income before income taxes 16% or $9.3M.

Looking at Wireline results, slide 24, growth in data and IPTV on the residential side and Managed IP on the commercial side offset the decline in legacy voice services.  Wholesale revenues declined 8% primarily as the result of changes in regulatory recovery due to the Reform Order, and lower wholesale rates, as well as continued declines in access lines and minutes of use.   However, due to cost control initiatives, SG&A declined 19% or $10.9M and cost of services declined 3% or $2.0M from the same period last year.  As a result, operating cash flow margins improved 600 basis points which drove a 17% increase in adjusted income before income taxes.  This is the fourth consecutive quarter in which the Wireline reported growth in adjusted income before income taxes as the entire organization continues to stay focused on cost improvement initiatives.

In the quarter, despite our very high ILEC residential broadband penetration of almost 70%, we added 2,400 broadband net adds. This growth was driven by triple play sales in IPTV markets as well as new data services launched in stimulus markets.  We are nearly complete on our broadband stimulus projects, providing service in 37 of the 44 markets.

And on slide 25, residential broadband customers are increasingly choosing higher speeds in our ILEC with 36% choosing speeds of 10 Megabits or greater, driving increases in average revenue per connection.

As previously mentioned we launched two new IPTV markets during the quarter.  We have been very pleased with the overall IPTV uptake and ARPU results to date.  IPTV connections grew over 75% adding 6,900 subscribers compared to the prior period.  In our newer fiber markets, we are offering up to 300 Mbps data speeds.  97% of our IPTV customers are taking a triple play bundle.  In the table on the right, average revenue per residential connection increased 2% primarily reflecting increases from the IPTV rollout and price increases for data services.

On the next page, our commercial voice and data communications solution, managedIP, increased connections 27% year over year, resulting in commercial revenue growth of 1.5%.

As you look at the Cable segment on slide 27, these results reflect Baja’s second full quarter operations which was acquired on August 1, 2013.   We are pleased with the results to date - in the eight months we have owned Baja, we have seen annualized growth exceeding 10% in both voice and broadband connections more than offsetting the decline in video connections. Additionally, we have seen household growth in the market of 3%.  As a result of the customer growth, revenues increased to $22.5M from $21.5M in the fourth quarter of 2014.  Expenses include one-time costs associated with cost reductions resulting in adjusted income before income taxes of $5.1M, which is on plan.

Turning to the HMS segment on slide 28, we are pleased with the 8% organic growth in our service revenues which includes colocation, cloud, application management and managed hosting services.  Organic growth in equipment revenues also increased 8% in the quarter.  The acquisition of MSN, our Denver-based solutions provider acquired on October 4, 2013, increased revenues by $25 million and expenses by $24 million.

As slide 29 shows, 2014 guidance is unchanged from our year-end call.  As a reminder, we will update 2014 guidance for the BendBroadband acquisition when it closes.

I’d like to close by reiterating how confident we are in the portfolio of companies we are operating today at TDS Telecom.  We believe our Wireline business can generate consistent cash flow and provide expertise and infrastructure to build our Cable business.  We are thrilled to be adding BendBroadband to our family of companies. We look forward to continuing to grow BendBroadband’s business and executing on our strategy to expand our cable operations. Our HMS segment is positioned to capitalize on the successful integration of the five companies we have acquired to generate strong revenue growth and increasing profitability.

I will now turn the call back to Jane.